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                                                                Rule 424(b)(3)
                                                                    333-103994

            Addendum to Prospectus Supplement Dated April 11, 2003

                                                        Dated: April 11, 2003
                               STATE OF ISRAEL
                                $1,250,000,000
                             THIRD JUBILEE ISSUE
                          DOLLAR BONDS (FIXED RATE)
                     -----------------------------------

The interest rate of each State of Israel Third Jubilee Issue Dollar Bond to be sold during the Sales Period commencing on April 1, 2003 and terminating on April 30, 2003 is:

        Series A (Five Years): 4.00%       Series B (Ten Years): 5.50%

To ensure purchase of a Bond at such interest rate, the purchase price and all supporting documentation must be received by Development Corporation for Israel by April 25, 2003.